Exhibit 99.1
ALTAIR INTERNATIONAL
1725 Sheridan Avenue
Suite 140
Cody, WY  82414
Tel:  (307) 587-8245
Fax:  (307) 587-8357

FOR IMMEDIATE RELEASE: December 30, 1997

                   ALTAIR COMPLETES $10 MILLION CONVERTIBLE
             DEBT FINANCING OFFERED THROUGH PRUDENTIAL SECURITIES

CODY, WY -- Altair International Inc. (NASDAQ:ALTIF/ASE:AIL) today announced the closing of a $10 million convertible debt financing. Under the terms of the financing, funding will be made in two blocks - $5 million at closing with the additional $5 million available between eight and ten months after closing, at Altair's option. Financing was provided by an institutional investor. Prudential Securities Incorporated acted as placement agent and financial advisor to Altair.

"This financing gives Altair increased financial strength to proceed with our Tennessee property and bring the centrifugal jig to market," said Dr. William Long, Altair's President.

The debt conversion price is determined by using a formula based on Altair's stock price at the time of conversion. The convertible debt accrues interest at 5%, payable in cash or common stock. The investors also received two year warrants to purchase up to 150,000 shares of the company's common stock at 125% of the common stock price on the day prior to closing. Altair will fie a registration statement for the necessary shares of common stock underlying the convertible debt and warrants. Final documentation will be filed with the Alberta Stock Exchange.

Prudential Securities Incorporated is a fully diversified, global securities firm based in New York City, serving clients in the U.S. and overseas through approximately 6,000 Financial Advisors. The fifth-largest brokerage firm in the U.S., Prudential Securities is a subsidiary of the Prudential Insurance Company of America.

Altair International is in the development stage of commercializing its state-of-the-art technology, the Centrifugal Jig, which recovers extremely fine, heavy particulate matter using a combination of a mechanical jig and centrifugal force. Potential applications include gold/mineral recovery, coal cleaning and environmental remediation. Altair is the 100% owner of a large titanium/zircon mineral deposit in Tennessee.

The Alberta Stock Exchange neither approves nor disapproves of the information contained herein. This press release may be deemed to contain certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings. Actual results may vary materially.

                         FOR MORE INFORMATION CONTACT:

                  Carl Thompson, CEO             Dr. William P. Long
                  Carl Thompson Associates       Altair International Inc.
                  (303) 494-5472                 (307) 587-8245

News releases, 10K and other information on Altair can be accessed at no charge at Web Site http://www.ctaonline.com/ir/aig.htm on the Internet.

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